Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

September 20, 2005


Ladies and Gentlemen:

     We have read statements that we understand eNucleus, Inc. will include under Item 4.01 of the amended Form 8-K report it will file regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,


BUJAN & ASSOCIATES

/s/ Frank Bujan
----------------------------
Frank Bujan